Item 77C
CIK 0001214935

The AllianzGI Convertible & Income Fund
held its meeting of shareholders on
July 13, 2017. Shareholders voted as indicated below:

				Affirmative Withheld Authority
Re-election of
James A. Jacobson*
Class II to serve until
the annual meeting for
the 2020-2021 fiscal year	9,895	 	578
Re -election of Bradford K.
Gallagher Class II to serve
until the annual meeting for
the 2020-2021 fiscal year	73,785,803 	1,692,906
Re-election of Davey S.
Scoon  Class II to serve
until the annual meeting
for the 2020-2021 fiscal year 	73,769,344 	1,709,365


The other members of the Board of Trustees at the time of the meeting, namely, Ms. Barbara R. Claussen**, Ms. Deborah A. DeCotis and Messrs. F. Ford Drummond, A. Douglas Eu**, Hans W. Kertess, James S. MacLeod, William B. Ogden, IV and Alan Rappaport continued to serve as Trustees of the Fund.
* Mr. Jacobson was elected by preferred shareholders voting as a separate class. All other trustees of Convertible & Income were elected by common and preferred shareholders voting together as a single class.
** Interested Trustee